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Exhibit 8.2

April 17, 2009

Board of Directors
VGX Pharmaceuticals, Inc.
450 Sentry Parkway
Blue Bell, PA 19422

  Re:
  Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") dated as of December 5, 2008 and amended as of March 31, 2009, by and among Inovio Biomedical Corporation, a Delaware corporation ("Inovio"), Inovio Acquisition, LLC, a Delaware limited liability company and wholly-owned subsidiary of Inovio ("Submerger"), and VGX Pharmaceuticals, Inc. ("VGX").

Ladies and Gentlemen:

        We have acted as counsel for VGX in connection with the Merger Agreement pursuant to which VGX will be merged with and into Submerger (the "Merger") and upon consummation of the Merger, VGX will cease to exist and Submerger will continue as the surviving entity and as a wholly owned subsidiary of Inovio, on the terms and conditions set forth therein. For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement and references herein to the Merger Agreement shall include all exhibits and schedules thereto.

        We have examined (i) the Merger Agreement, (ii) Registration Statement on Form S-4 (as amended through the date hereof, the "Registration Statement," which reference shall include the joint proxy statement/prospectus of Inovio and VGX included therein), and (iii) the representation letters of Inovio, Submerger, and VGX delivered to us for purposes of this opinion (the "Representation Letters"). In addition, we have examined and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

        In rendering our opinion, we have assumed that (i) the Merger will be effected in accordance with the Merger Agreement and as described in the Registration Statement, (ii) the relevant statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the representations made by VGX, Inovio and Submerger in their respective Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, and (iv) any representations made in the Merger Agreement, if relevant, or the Representation Letters "to the best knowledge of," or based on the belief of Inovio, Submerger or VGX or similarly qualified, are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the relevant covenants contained in the Merger Agreement. If any assumption above is untrue for any reason, our opinion might be adversely affected and may not be relied upon.

        Based upon the foregoing, it is our opinion that for U.S. federal income tax purposes:

          (i)  The Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

         (ii)  Each of Inovio and VGX will be a party to the reorganization within the meaning of Section 368(b) of the Code; and

        (iii)  The legal conclusions contained under the caption "Certain Material U.S. Federal Income Tax Consequences of the Merger" in the Registration Statement as they relate to the United States federal income tax matters constitute and specifically represent our opinion regarding all of the material federal income tax consequences of the Merger applicable to the holders of VGX common stock as of the date hereof, subject to the assumptions, exceptions, limitations, and conditions set forth therein and herein.

        We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign laws, or with respect to other areas of U.S. federal taxation., and we do not express any opinion herein concerning any law other than the federal law of the United States.

        Our opinion is based on current statutory, regulatory and judicial authority, any of which might be changed at any time with retroactive effect. We disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented or assumed herein or any subsequent changes in applicable law, regulations or interpretations thereof.

        The opinion expressed herein is based upon our interpretation of existing legal authorities, and no assurance can be given that such interpretations would be followed if the Merger became the subject of administrative or judicial proceedings. Statements of opinion herein are opinions only and should not be interpreted as guarantees of the current status of the law, nor should they be accepted as a guarantee that a court of law or administrative agency would concur in such statement.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the references to our firm name under the headings "Certain Material U.S. Federal Income Tax Consequences of the Merger" and "Legal Matters" in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder.

                      Very truly yours,

                      /s/ Duane Morris LLP

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  Exhibit 8.2